EXHIBIT 1

Land and Buildings Proposes REIT Conversion of MGM Resorts to Unlock Substantial Real Estate Value and Announces that it Intends to Nominate Four Highly-Qualified Candidates for Board

-	Land and Buildings issues investor presentation proposing REIT conversion, which it believes offers MGM the opportunity to monetize real estate and reduce leverage in a cost- and tax-efficient manner –

-	Land and Buildings believes the net asset value of MGM is $33 per share and sees a path towards $55 per share value –

-	Land and Buildings nominees have the deep real estate and finance experience that Land & Buildings believes is necessary to help properly evaluate the best strategic options for MGM’s real estate and capital structure –

Stamford, CT— (March 17, 2015) – Today Land and Buildings issued an investor presentation providing a detailed discussion of the opportunity at MGM Resorts International (NYSE: MGM) (“MGM” or the “Company”). Land and Buildings Founder and Chief Investment Officer Jonathan Litt will be hosting a conference call on Tuesday, March 17th at 4:00 PM Eastern Time to discuss the presentation. The presentation is available at www.landandbuildings.com and the dial-in information for the call is below. Questions or comments can be directed to MGM-REIT@LandandBuildings.com.

The presentation highlights why Land and Buildings believes MGM is undervalued and how, in its view, that substantial discount to real estate value can be best be unlocked. Land and Buildings sees 70% upside to a base case net asset value of $33 per share, and up to 180% upside in a bull case, that can be realized through a REIT conversion, a tax free spin-off of a lodging C-corp, and a reduction of leverage through asset sales and an MGM China special dividend.

“Land and Buildings believes MGM’s high-quality real estate portfolio is substantially undervalued in the public markets,” said Jonathan Litt. “We have been attempting to work collaboratively with MGM management to find an optimal corporate structure for the Company and believe the proposed REIT conversion detailed in the presentation released today will maximize shareholder value while minimizing costs. We are pleased that MGM's CEO and Chairman Jim Murren has said he is open to considering a REIT conversion and has stated that his focus is rightfully on what is best for all shareholders.”

Now is the opportune time to unlock value at MGM

Land and Buildings has conducted extensive due diligence to understand the potential value and feasibility of the ideas and framework it is proposing for MGM. This has included consulting with a leading legal advisor with extensive experience in the area of REIT conversions to ensure that the structure Land and Buildings is proposing would be cost and tax efficient based on publicly available information. Land and Buildings has also conducted significant analysis that supports the stance that the right time for action would be now:

  Valuation: MGM US trades at 10x EBITDA, well below hotel and net lease REITs at ~15-16x EBITDA, lodging C-corps at ~15x EBITDA and the Cosmopolitan of Las Vegas which sold to Blackstone at 17x[i].
  Taxes: MGM is expected to be a US income tax payer in 2015, creating urgency for REIT conversion.
    In Land and Buildings' view, a tax-free spinoff of MGM's lodging C-Corp and the election of REIT status would achieve multiple goals, including avoiding any breach of MGM's debt covenants and limiting MGM's tax leakage through a MGM China special dividend and asset sales.

  Deleveraging: The window is open for MGM to repay half of its debt in the near-term with no penalty.
    Over $5 billion of debt matures in 2015/2016, including the balance of MGM’s credit facility.

  Las Vegas: The Las Vegas Strip lodging market is back for the first time since the financial crisis and domestic EBITDA is ~85% of MGM's total EBITDA.
    MGM Las Vegas EBITDA is likely to grow 10% in 2015, in our view, and there is ~50% upside for the Las Vegas market to hit 2007 peak levels.
    70% of revenues from lodging and non-gaming activities suggesting, in our view, higher valuations are appropriate.

  Macau: In Land and Buildings' view, spinning out or monetizing MGM China would focus investors on attractive domestic trends.
    A range of external factors position Macau to have significant value as headwinds dissipate, which could result in an attractive long-term opportunity.

The benefits are clear

Two gaming companies that have elected a similar REIT conversion offer telling examples of how undervalued public lodging and gaming companies are monetizing their real estate assets for the benefit of shareholders:

  Penn National Gaming shareholders have enjoyed a 77% rally since November 15, 2012, when the company announced a spin-off of its real estate assets into a REIT, Gaming and Leisure Properties (GLPI).
    MGM REIT’s superior asset quality and growth prospects warrant, in Land and Buildings' view, a premium to GLPI’s 15x EBITDA multiple, but Land and Buildings’ base case is a conservative 15x EBITDA.

  Pinnacle Entertainment shareholders have enjoyed a 34% rally since the announcement on November 6, 2014 that it planned to pursue a REIT conversion.
    In fact, on March 9, 2015 GLPI offered to buy the real estate of Pinnacle at a roughly 50% premium to Pinnacle’s volume weighted average price over the prior 30 day-period.

The Land and Buildings Director Nominees

Land and Buildings has announced its intention to nominate four directors to the Board of MGM who, in Land and Buildings' view, have the deep real estate and finance experience necessary to help properly evaluate the best strategic options for MGM’s real estate and capital structure:

  Matthew J. Hart – Former lodging executive as CFO/COO at Hilton, CFO at Host Marriott and experienced board director and investor.

  Richard Kincaid – Former office executive as CEO of Equity Office and experienced board director and investor.

  Jonathan Litt – Founder/CIO of Land and Buildings and former top-ranked sell-side REIT analyst.

  Marc Weisman – Real estate executive and experienced board director; former CFO of investment bank, co-managing partner of private equity firm, tax and real estate partner at large law firm.

Participant Dial-in Information:

•	Domestic: 800 745 9830
•	International: +1 212 231 2910
•	Email MGM-REIT@LandandBuildings.com with questions or comments

Additional Biographical Information on Nominees

Matthew J. Hart

Matthew J. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, a global hospitality company, from 2003 until his retirement in 2007, where he was responsible for all operational aspects of Hilton. He previously served as Executive Vice President, Chief Financial Officer and Treasurer of Hilton from 1996 to 2003. Prior to joining Hilton, from 1995 to 1996, Mr. Hart was Senior Vice President and Treasurer for Walt Disney Company where he was responsible for the company's corporate and project financing activities. Before joining Disney, Mr. Hart served as Executive Vice President and Chief Financial Officer for Host Marriott Corporation, from 1993 to 1995 and in various financial positions at its predecessor, Marriott Corporation, which he joined in 1981.

Since 2006, Mr. Hart has served as a director for American Airlines Group Inc. (previously US Airways Group Inc.). Mr. Hart is also a member of the board of trustees of American Homes 4 Rent, a leading provider of single-family rental homes, where he has served since 2012. Since 2010, Mr. Hart has served as a director for Air Lease Corporation, an aircraft leasing company. Mr. Hart has also served as a director of B. Riley Financial & Company (previously Great American Group Inc.), a diversified financial services firm, since 2009. Since 2014, Mr. Hart has served on the Advisory Board for KEYPR, a hospitality technology company, and since 2012 has served as a trustee for CCA Investment Trust, an open-end investment company. Mr. Hart holds a Bachelor of Arts from Vanderbilt University and a Masters of Business Administration from Columbia University.

Richard Kincaid

Richard Kincaid is currently a private investor in various early stage companies, as well as the President and Founder of the BeCause Foundation, a nonprofit corporation. Prior to founding the BeCause Foundation, Mr. Kincaid was the President and Chief Executive Officer of Equity Office Properties Trust, then the largest publically held office building owner and manager in the United States, until its acquisition by the Blackstone Group in February 2007. Prior to becoming President and CEO of Equity Office in 2003, Mr. Kincaid served as the company's Chief Financial Officer, Executive Vice President and Chief Operating Officer. Prior to joining Equity Office in 1995, Mr. Kincaid was Senior Vice President of Finance for Equity Group Investments, Inc., where he oversaw debt financing activities for the public and private owners of real estate controlled by Sam Zell.

Mr. Kincaid has served on the board of directors of Rayonier Inc., an international real estate investment trust specializing in timber and specialty fibers, since December 2004. Mr. Kincaid was appointed as Chairman of the board of Rayonier Inc. in July 2014. Mr. Kincaid has also served on the board of directors of Vail Resorts, a mountain resort operator, since July 2006 and on the board of Strategic Hotels and Resorts, Inc., the owner of upscale and luxury hotels in North America, since January 2009. In addition, Mr. Kincaid has served as Chairman of the board of directors of Dividend Capital Diversified Property Fund, an owner of office, industrial and retail assets throughout the United States, since September 2012. Mr. Kincaid received his master's degree in business administration from the University of Texas, and his bachelor's degree in finance from Wichita State University.

Jonathan Litt

Jonathan Litt has over 22 years of experience as a global real estate strategist and an investor in both public real estate securities and direct property. Mr. Litt founded Land and Buildings in the summer of 2008 to take advantage of the opportunities uncovered by the global property bubble. Previously, Mr. Litt was Managing Director and Senior Global Real Estate Analyst at Citigroup where he was responsible for Global Property Investment Strategy, coordinating a 44 person team of research analysts located across 16 countries. Mr. Litt was recognized as a leading analyst since 1995, achieving prestigious Institutional Investor Magazine #1 ranking for 8 years and top five ranking throughout the period. Mr. Litt also achieved top ranking from Greenwich Associates since 1995. Before moving to the sell-side in 1994, Mr. Litt worked on the buy-side investing in public real estate securities and buying real property during his tenure at European Investors and BrookHill Properties, where his career began in 1988. Mr. Litt serves on the Board of Directors at Mack-Cali (NYSE: CLI). Mr. Litt graduated from Columbia University in 1987 with a BA in Economics and NYU's Stern School of Business in 1990 with an MBA in Finance. Mr. Litt can often be seen on CNBC or quoted in the Wall Street Journal and other industry publications. He is also the president of a not-for-profit, the Children with Dyslexia Scholarship Fund, which provides children with scholarships to secondary schools that specialize in dyslexia.

Marc Weisman

Marc Weisman became the Chief Operating Officer of J.D. Carlisle LLC, a New York-based real estate development company, on March 1, 2015. Since 1993, Mr. Weisman has managed various investments, principally in public company equity and debt as well as private real estate transactions, for the Weisman family office. Previously, Mr. Weisman served as Co-Managing Partner of Sagaponack Partners, LP, a corporate growth capital private equity fund, from 1996 to 2009, and as a group head at Credit Suisse First Boston, in 1996. Mr. Weisman previously served as Chief Financial Officer and Chief Investment Officer of the ADCO Group, a real estate, banker, and consumer finance company from 1988 to 1995, and prior to that as Chief Financial Officer of Oppenheimer & Co, Inc. from 1985 to 1987. Mr. Weisman served as an Associate and then Partner in the tax and real estate departments at Weil Gotshal & Manges, an international law firm, from 1979 to 1985.

Over the last 10 years, Mr. Weisman also served as a director of Artesyn Technologies, CIVEO Corporation, InterCept Inc., Majesco Holdings Inc. and Sourcecorp. Mr. Weisman holds a bachelor's degree from Temple University and law degrees from Temple University and New York University.

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About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Investor Contact:

Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

212-750-5833

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•	Media Contact: Elliot Sloane / Dan Zacchei
•	Sloane & Company
•	212-486-9500

Esloane@sloanepr.com or

Dzacchei@sloanepr.com

LAND & BUILDINGS CAPITAL GROWTH FUND, L.P., LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC AND JONATHAN LITT (COLLECTIVELY, "LAND & BUILDINGS") AND MATTHEW J. HART, RICHARD KINCAID AND MARC A. WEISMAN (TOGETHER WITH LAND & BUILDINGS, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF MGM RESORTS INTERNATIONAL (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN

COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, INNISFREE M&A INCORPORATED, LAND & BUILDING'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD, WHEN AVAILABLE, WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 4 TO THE SCHEDULE 14A TO BE FILED BY LAND & BUILDINGS WITH THE SEC ON MARCH 17, 2015. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” that involve numerous risks and uncertainties.  The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements included in this document are based on information available to Land and Buildings on the date hereof.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology.  Such statements are not guarantees of future performance or activities.  Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.  The opinions of Land and Buildings are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision.  This material does not recommend the purchase or sale of any security.  Land and Buildings reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.  Land and Buildings disclaims any obligation to update the information contained herein.  Land and Buildings and/or one or more of the investment funds it manages may purchase additional MGM Resorts International shares or sell all or a portion of their shares or trade in securities relating to such shares.1

1 MGM multiple reflects the implied valuation of US assets by backing out the current market value and EBITDA of MGM’s 51% ownership of MGM China (HK: 2282); Public company multiples as of March 13, 2015 based on consensus 2015 EBITDA estimates from Bloomberg; EBITDA multiple for Cosmopolitan based on J.P. Morgan research.